Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form S-8 for LiqTech International, Inc. dated September 27, 2018, of our reports dated (i) March 23, 2018, relating to the December 31, 2017 and 2016 financial statements of LiqTech International, Inc., (ii) March 30, 2017, relating to the December 31, 2016 and 2015 financial statements of LiqTech International, Inc., (iii) March 23, 2016, relating to the December 31, 2015 and 2014 financial statements of LiqTech International, Inc., and (iv) March 25, 2015, relating to the December 31, 2014 and 2013 financial statements of LiqTech International, Inc., each of which is incorporated by reference. We also consent to the reference to us under the heading "Experts".

/s/ Gregory & Associates, LLC

GREGORY & ASSOCIATES, LLC

Salt Lake City, Utah

October 9, 2018